As filed with the Securities and Exchange Commission on April 9, 2024

Registration No. 333‑276621
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO FORM F-4
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

STAR BULK CARRIERS CORP.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	Not Applicable
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece (Address of Principal Executive Offices)

Eagle Bulk Shipping Inc.
Second Amended And Restated
2016 Equity Incentive Plan
(Full title of the plan)

Star Bulk Carriers Corp.
c/o Star Bulk (USA) LLC
Attention: Hamish Norton
358 5th Ave., Suite 1207, New York, NY 10001
(Name and address of agent for service)

(646) 559-1140
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933.  ☐

EXPLANATORY NOTE

Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation (“Star Bulk” or the “Registrant”), hereby amends its registration statement on Form F-4 (File No. 333-276621) filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on January 19, 2024, as amended by Amendment No. 1 filed on February 8, 2024 (the “Form F-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement”).

Star Bulk filed the Form F-4 in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of December 11, 2023 (the “Merger Agreement”), by and among Star Bulk, Star Infinity Corp., a Republic of the Marshall Islands corporation and wholly owned subsidiary of Star Bulk (“Merger Sub”) and Eagle Bulk Shipping Inc., a Republic of the Marshall Islands corporation (“Eagle”), pursuant to which, on April 9, 2024, Star Bulk and Eagle effected a stock-for-stock merger whereby Merger Sub merged with and into Eagle, resulting in Eagle surviving the merger as a wholly owned subsidiary of Star Bulk (the “Merger”).

As a result of the Merger, in accordance with the terms of the Merger Agreement, Star Bulk assumed certain Eagle restricted stock units and restricted stock awards that were issued under the Eagle Bulk Shipping Inc. Second Amended And Restated 2016 Equity Incentive Plan (the “Plan”) and outstanding as of immediately prior to the effective time of the Merger (collectively, the “Eagle Awards”). The Eagle Awards were converted, in accordance with the terms of the Merger Agreement, into awards relating to Star Bulk common shares, par value $0.01 per share (“Star Bulk Common Stock”). This Registration Statement has been filed for the purpose of amending the Form F-4 with respect to 608,251 shares of Star Bulk Common Stock to be issued pursuant to the Eagle Awards under the Plan, which shares were registered initially on the Form F-4, but will be subject to issuance pursuant to this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Plan, will be available without charge by contacting Star Bulk at 40 Agiou Konstantinou Street, 15124, Athens, Greece, telephone: 011-30-210-617-8400.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed with, or furnished to, the Commission by the Registrant, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, as filed with the SEC on March 13, 2024;

(b)	Report of Foreign Private Issuer on Form 6-K furnished to the SEC on March 15, 2024; and

(c)	The description of Star Bulk Common Stock contained in Exhibit 4.9 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, as filed with the SEC on March 13, 2024.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Notwithstanding the foregoing, any information that has been or will be furnished (and not filed) with the Commission is not incorporated by reference into this Registration Statement or the accompanying prospectus.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Officers and Directors.

The following summary is qualified in its entirety by reference to the complete text of the Star Bulk articles and the Star Bulk bylaws.

Section 60 of the Marshall Islands Business Corporations Act (the “BCA”) provides that a corporation may indemnify directors and officers as well as other employees and individuals of such corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Star Bulk articles and the Star Bulk bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. The Star Bulk articles eliminate the potential personal monetary liability of our directors to Star Bulk or its stockholders for breaches of their duties as directors except as otherwise required under the BCA.

In addition, Star Bulk has entered into separate indemnification agreements with certain of its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements also provide for the reimbursement of all expenses to the indemnitee and for reimbursement to Star Bulk if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Section 60(7) of the BCA provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the BCA. Star Bulk maintains insurance policies that provide coverage to our directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece on April 9, 2024.

STAR BULK CARRIERS CORP.
By:	/s/ Simos Spyrou
Name:	Simos Spyrou
Title:	Co-Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Georgia Mastagaki, Sophia Damigou, Christos Begleris, Simos Spyrou, Hamish Norton, Spyros Capralos and Petros Pappas and each of them, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of 1933, as amended, of the shares of common stock of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to such shares of common stock, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 9, 2024 in the capacities indicated.

Signature	Title

/s/ Petros Pappas	Chief Executive Officer (Principal Executive Officer) of Star Bulk Carriers Corp. and Class C Director
Petros Pappas	of Star Bulk Carriers Corp.

/s/ Simos Spyrou	Co-Chief Financial Officer (co-Principal Financial and co-Principal Accounting Officer) of
Simos Spyrou	Star Bulk Carriers Corp.

/s/ Christos Begleris	Co-Chief Financial Officer (co-Principal Financial and co-Principal Accounting Officer) of
Christos Begleris	Star Bulk Carriers Corp.

Signature	Title

/s/ Spyros Capralos	Non-Executive Chairman and Class B Director of Star Bulk Carriers Corp.
Spyros Capralos

/s/ Eleni Vrettou	Class A Director of Star Bulk Carriers Corp.
Eleni Vrettou

/s/ Koert Erhardt	Class B Director of Star Bulk Carriers Corp.
Koert Erhardt

/s/ Mahesh Balakrishnan	Class A Director of Star Bulk Carriers Corp.
Mahesh Balakrishnan

/s/ Arne Blystad	Class C Director of Star Bulk Carriers Corp.
Arne Blystad

/s/ Raffaele Zagari	Class C Director of Star Bulk Carriers Corp.
Raffaele Zagari

/s/ Nikolaos Karellis	Class A Director of Star Bulk Carriers Corp.
Nikolaos Karellis

/s/ Sherman Lau	Class B Director of Star Bulk Carriers Corp.
Sherman Lau

/s/ Gary Weston	Class A Director of Star Bulk Carriers Corp.
Gary Weston

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on April 9, 2024.

STAR BULK (USA) LLC
By:	/s/ Hamish Norton
Name:	Hamish Norton
Title:	Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1
Fourth Amended and Restated Articles of Incorporation of Star Bulk Carriers Corp. (included as Exhibit 3.1 of Star Bulk’s Form 6-K, which was furnished to the Commission on June 23, 2016 and incorporated herein by reference).

4.2	Third Amended and Restated Bylaws of Star Bulk (included as Exhibit 1.2 of Star Bulk’s Form 20-F, which was filed with the Commission on April 8, 2015 and incorporated herein by reference).

4.3
Eagle Bulk Shipping Inc. Second Amended and Restated 2016 Equity Incentive Plan (included as Appendix A of Eagle Bulk Shipping Inc.’s Definitive Proxy Statement on Schedule 14A (File No. 001-33831), which was filed with the SEC on April 27, 2022).

5.1	Opinion of Seward & Kissel LLP.
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte Certified Public Accountants S.A., independent registered public accounting firm of Star Bulk Carriers Corp.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Eagle Bulk Shipping Inc.

24	Power of Attorney (included on the signature page of this Registration Statement).